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                                                                  EXHIBIT 3.1(b)


                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                       RIGHTS OF SERIES B PREFERRED STOCK
                                       OF
                                  HYSEQ, INC.


     Hyseq, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Nevada, DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Corporation's Amended and Restated Articles of Incorporation, as amended (the "Articles"), and pursuant to the provisions of Section 78.195 of Title 8 of the Nevada Statutes, said Board of Directors at a meeting held on May 27, 1997 adopted a resolution providing for the issuance of up to 525,210 shares of Series B Preferred Stock (the "Series B Preferred Stock"), with the following designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:

     Series B
     --------

          1.  Ranking.  Subject to and in accordance with the provisions of
              -------
     Article Fourth of the Articles, with respect to preference upon the liquidation of the Corporation, the Series B Preferred Stock shall rank senior to all other securities of the Corporation with the exception of the Corporation's Series A Preferred Stock, with respect to which the Series B Preferred Stock shall rank junior.

          2.  Dividends. Each share of Series B Preferred Stock is entitled to
              ---------
     dividend payments when, if and as declared by the Board of Directors in the same amount per share as would be payable on Common Stock, on an as-converted basis.

          3.  Liquidation Rights.  Upon any liquidation, dissolution or winding
              ------------------
     up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive or to have set apart for them, before any payment or distribution of the assets of the Corporation shall be made or set apart for any Class or Series of stock of the Corporation ranking junior to the Series B Preferred Stock with respect to liquidation preference, an amount equal to $28.56 per share, plus an amount equal to all dividends accrued, accumulated, and unpaid thereon to the date of final distribution to such holders. If the assets of the Corporation distributable to shares of the Series B Preferred Stock and to the shares of any class or series of stock of the Corporation ranking on a parity with the Series B Preferred Stock with respect to liquidation preference shall be insufficient to provide for full payment of the preferential amounts to which holders thereof are respectively entitled, the Corporation shall make payments on shares of the Series B Preferred Stock and on shares of any such class or series ratably in accordance with the preferential amounts to which such shares are respectively entitled. The consolidation or merger of the Corporation into or with any other entity or entities which results in the Corporation not being the surviving
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     corporation (except where the shareholders of the Corporation immediately prior to such merger or consolidation hold a majority of the voting power of the surviving corporation immediately after such merger or consolidation) and the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
     Section 3. The foregoing liquidation preference amount is subject to adjustment for stock dividends, stock splits, combination, reclassifications and other similar events affecting it.

          4.  Voting.  The holders of the Series B Preferred Stock shall be
              ------
     entitled to one (1) vote for each share of Common Stock into which their respective shares of Series B Preferred Stock are convertible at any election of directors or on any other matter submitted to stockholders of the Corporation. So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative votes or written consent of the holders of more than 80% of the aggregate number of outstanding shares of Series B Preferred Stock, amend, alter, or repeal any of the provisions of the Articles of the Corporation so as to affect the holders of the Series B Preferred Stock materially and adversely.

          5.  Conversion.
              ----------

               (a) The Series B Preferred Stock will be convertible into the number of shares of Common Stock determined pursuant to Section 6(l) as follows: (i) at any time, at the option of the holder and (ii) automatically and immediately upon the closing of an initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"); provided that (A) if such offering occurs prior to May 31, 1998, the shares of Series B Preferred Stock shall not automatically convert unless all of the shares of Series A Preferred Stock are automatically or voluntarily converted into Common Stock prior to or in connection with such offering or (B) if such offering does not occur prior to May 31, 1998, the shares of Series B Preferred Stock shall not automatically convert unless (x) the offering is made at a price to public of at least 130% of the Conversion Price then in effect and results in aggregate gross proceeds to the Corporation of at least $20 million or (y) the holders of more than 80% of the outstanding Series B Preferred Stock consent to such transaction.

               (b) The conversion right granted in Section 5(a)(i) above may be exercised by a holder of Series B Preferred Stock, in whole or in part, by the surrender of the stock certificate or certificates representing the Series B Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder of the Series B Preferred Stock by first class mail, postage prepaid, at the address shown on the books of the Corporation) against delivery of that number of whole shares of Common Stock into which such Series B Preferred Stock surrendered for conversion is convertible. Each Series B Preferred Stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series B Preferred Stock granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of such exercise shall be delivered to such holder forthwith, and unless the Series B Preferred Stock has been fully converted, a new Series B Preferred Stock certificate representing the Series B Preferred Stock not so converted, if any, shall also be delivered to such holder forthwith, and (ii) stock certificates for the shares of Common Stock so purchased shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such surrender.

               (c) If the Series B Preferred Stock is automatically converted into Common Stock pursuant to Section 5(a)(ii), each holder of Series B Preferred Stock shall, as soon as practicable following written notice sent to the holder of the Series B Preferred Stock, surrender the stock certificate or certificates representing the Series B Preferred Stock of the Corporation at the principal office of the Corporation (or at such other place as the Corporation designates in the notice) against delivery of that number of whole shares of Common Stock deliverable in connection with such conversion. Stock certificates for the shares of Common Stock shall be delivered to each holder forthwith and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of the automatic conversion.

               (d) All shares of Common Stock which may be issued upon conversion of Series B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof. At all times that any shares of Series B Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Series B Preferred Stock then outstanding.

          6.  Adjustments and Termination of Conversion Rights.  The Conversion
              ------------------------------------------------
     Price (as initially defined in subsection 6(l) below) and the number of shares of Common Stock receivable upon conversion of the Series B Preferred Stock are subject to adjustment from time to time as follows:

               (a) Merger.  If at any time while the Series B Preferred Stock is
                   ------
          outstanding there shall be a merger or consolidation of the Corporation with or into another corporation, then, as a part of such merger or consolidation, appropriate provisions shall be made so that the holder of the Series B Preferred Stock shall, in lieu of the securities otherwise receivable upon conversion of the Series B Preferred Stock, thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property (including cash) payable or issuable pursuant to such merger or

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          consolidation, to which a holder of the securities receivable upon conversion of the Series B Preferred Stock would have been entitled in such merger or consolidation if the Series B Preferred Stock had been converted immediately before such merger or consolidation. In any such case appropriate adjustment (as determined by the Board of Directors in good faith) shall be made in the application of the conversion provisions of the Series B Preferred Stock with respect to the rights and interests of the Holder after such merger or consolidation.

               (b) Reclassification, etc.  Except in situations where
                   ----------------------
          adjustments are effected pursuant to Section 6(a) above, if the Corporation at any time while the Series B Preferred Stock is outstanding shall, by subdivision, combination, reclassification, conversion of securities or otherwise, change any of the securities receivable upon the conversion of the Series B Preferred Stock into the same or a different number of securities of any other class or classes, the Series B Preferred Stock shall, in lieu of the securities otherwise receivable upon the conversion of the Series B Preferred Stock, thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities receivable upon the conversion of the Series B Preferred Stock immediately prior to such subdivision, combination, reclassification, conversion or other change.

               (c) Split, Subdivision or Combination of Shares.  If the
                   -------------------------------------------
          Corporation at any time while the Series B Preferred Stock is outstanding shall split or subdivide its issued and outstanding shares of securities receivable upon the conversion of the Series B Preferred Stock into a larger number of shares of such securities or combine its issued and outstanding shares of securities receivable upon the conversion of the Series B Preferred Stock into a smaller number of shares of such securities, the Conversion Price shall be adjusted to equal the product of (i) the existing Conversion Price immediately prior to any such split, subdivision or combination, multiplied by
          (ii) a fraction, the numerator of which is the number of outstanding shares of securities receivable upon the conversion of the Series B Preferred Stock immediately prior to any such split, subdivision or combination and the denominator of which is the number of outstanding shares of securities receivable upon the conversion of the Series B Preferred Stock immediately after any such split, subdivision or combination. Upon each adjustment in the Conversion Price pursuant to this Section 6(c), the number of shares of securities receivable upon the conversion of the Series B Preferred Stock shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares of securities receivable upon the conversion of the Series B Preferred Stock immediately prior to such adjustment in the Conversion Price by a fraction (i) the numerator of which shall be the Conversion Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Conversion Price immediately after such adjustment.

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               (d) Issuance of Additional Shares of Common Stock.  If the
                   ---------------------------------------------
          Corporation at any time while the Series B Preferred Stock remains outstanding shall issue any Additional Shares of Common Stock (otherwise than as provided in the foregoing Sections 6(a) through (c) above) at a price per share less, or for other consideration lower, than the Conversion Price per share in effect immediately prior to such issuance, or without consideration, then upon such issuance the Conversion Price shall be adjusted to the price equal to (i) if such issuance occurs on or before June 1, 1998, the amount of consideration per share at which the Additional Shares are issued or (ii) if such issuance occurs after June 1, 1998, that price determined by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at such Conversion Price and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued. The provisions of this subsection shall not apply under any of the circumstances for which an adjustment is provided in subsections 6(a), 6(b), or 6(c) but shall apply to any public offering of the Corporation's capital stock.

               As used herein, the term "Additional Shares of Common Stock" shall mean all shares of common stock issued by the Corporation (or deemed to have been issued pursuant to Section 6(e) by the Corporation), excluding (i) shares of Common Stock issued and outstanding as of May 28, 1997, (ii) shares of Common Stock issued in transactions described in Section 6(a) through 6(c), (iii) shares of Common Stock issuable upon exercise of the warrants issued and outstanding as of May 28, 1997(as adjusted for stock dividends, stock splits, combinations, reorganizations, reclassifications and other similar events), (iv) shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issued and outstanding as of May 28, 1997 (as adjusted for stock dividends, stock splits, combinations, reorganizations, reclassifications and other similar events) and (v) shares of Common Stock issuable upon exercise of the stock options issued or issuable under the Corporation's existing or future stock option plans in an amount not to exceed 150,000 per calendar year or part thereof from and after May 28, 1997 (as adjusted for stock dividends, stock splits, combinations, reorganizations, reclassifications and other similar events).

               (e) Computation of  Consideration.  The  following provisions
                   -----------------------------
          will be applicable to the making of adjustments in the Conversion Price pursuant to Section 6(d) above and Section 6(m) below:

                   (i) In the case of an issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor

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               before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation.

                    (ii) In the case of an issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors.

                    (iii) In the case of an issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, either:

                         (1) The aggregate maximum number of shares of Common
                    Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed for purposes of Section 6(d) to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 6(e)(i) and 6(e)(ii)), if any, received by the Corporation upon the issuance of such options or rights plus the purchase price provided in such options or rights for the Common Stock covered thereby; or

                         (2) The aggregate maximum number of shares of Common
                    Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed for purposes of Section 6(d) to have been issued at the time securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities or such options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of such options or rights (the consideration in each case to be determined in the manner provided in Sections 6(e)(i) and 6(e)(ii)).

              (f)  Readjustment.  Upon the termination or expiration of any such
                   ------------
          options or rights, or any rights to convert or exchange any such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment (which was made upon the issuance of such options, rights or securities), been made upon the basis of the issuance of only the number of shares of Common Stock actually

                                       6
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          issued upon the exercise of such options or rights or upon the conversion or exchange of such securities. No adjustment to either the Conversion Price or the number of shares to be received upon conversion of the Series B Preferred Stock shall be made for the actual issuance of Common Stock or convertible or exchangeable securities upon the exercise of any such options or rights or the conversion or exchange of such securities.

               (g) Determination of Fair Market Value of Stock.  For the purpose
                   -------------------------------------------
          of any computation under this Agreement, the current fair market value per share of stock shall be the average of the current market value of stock, determined for the twenty (20) consecutive trading day period prior to the date in question which market value shall be determined as follows: (i) if the stock in question is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or, if not so listed or admitted to unlisted trading privileges, quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), the current market value of each share shall be the last reported sale price per share of stock on such exchange or reported by NASDAQ or if no such sale is made or reported on such day, the mean of the closing bid and asked prices for such day on such exchange or reported by NASDAQ; (ii) if the stock is not listed on a national securities exchange or quoted on NASDAQ or admitted to unlisted trading privileges on a national securities exchange, the current market value of each share shall be the amount as reasonably determined by the Board of Directors.

               (h) Successive Adjustments.  The provisions of this Section 6
                   ----------------------
          shall apply to each successive event that would give rise to any adjustment under any such provision.

               (i) Adjustments.  No adjustment in the number of shares of
                   -----------
          securities receivable upon the conversion of the Series B Preferred Stock or in the Conversion Price shall be required unless such adjustment will require an increase or decrease of at least one percent (1%) in the number of shares of securities receivable upon the conversion of the Series B Preferred Stock or in the Conversion Price, respectively; provided, however, that any adjustments which by reason of this Section 6(i) are not required to be made shall be carried forward and taken into account in any subsequent share or price adjustment.

               (j) Revoked Actions.  In the event that any occurrence that has
                   ---------------
          resulted in an adjustment pursuant to this Section 6 ceases to exist, is revoked or is determined to the satisfaction of the holder to have no dilutive effect, then thereafter no adjustment shall be required under this Section 6 and any adjustment in respect thereof shall be rescinded and annulled.

               (k) Adjustment of Conversion Price for Initial Public Offering.
                   -----------------------------------------------------------
          The following provisions will be applicable to the making of adjustments in the

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          Conversion Price upon consummation of an initial public offering by the Corporation: (i) if the Corporation consummates an initial public offering of its Common Stock within 180 days following the date hereof at a price less than 1.1111 times the Conversion Price then in effect, the Conversion Price shall be decreased to an amount equal to ninety (90%) of such initial offering price to the public; and (ii) if the Corporation consummates an initial public offering of its Common Stock after 180 days through 365 days following the date hereof at a price less than 1.25 times the Conversion Price then in effect, the Conversion Price shall be decreased to an amount equal to eighty (80%) of such initial offering price to the public.

               (l) Conversion Price; Notice of Adjustments. The initial
                   ---------------------------------------
          Conversion Price under this Agreement shall be equal to $28.56 per share of Common Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock shall convert at any time shall equal $28.56 divided by the Conversion Price in effect at such time. Each subsequent Conversion Price required to be computed pursuant to this Section 6 shall be computed in the manner provided in subsections 6(c) through (k), inclusive, as appropriate. Whenever the Conversion Price or the number of shares receivable upon the conversion of the Series B Preferred Stock shall be adjusted pursuant to this Section 6, the Corporation shall issue a certificate signed by its Chief Financial Officer or such other officer as shall be designated by the Board of Directors setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Conversion Price and number of shares receivable upon the conversion of shares of Series B Preferred Stock after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the holder.

               (m) No Valuation Transaction. If there is no Valuation
                   ------------------------
          Transaction (as defined below) prior to June 1, 1998, the Conversion Price shall be adjusted to the price equal to the Appraised Value (as defined below). The Appraised Value shall be the per share fair market value of the Common Stock as of June 1, 1997, determined by an independent nationally recognized valuation consultant or investment banker selected by the Corporation and reasonably acceptable to the holders of in excess of 80% of the Series B Preferred Stock then outstanding. The determination of Appraised Value (i) shall be determined on a going concern basis, (ii) shall not include a minority discount and (iii) shall be determined giving effect to the issuance of shares of capital stock pursuant to the exercise of outstanding options and warrants and the receipt of consideration therefor and the conversion of all convertible securities. No adjustment shall be made if the Appraised Value is more than the Conversion Price then in effect. The term "Valuation Transaction" means the sale or issuance of the Corporation's capital stock (i) to an unaffiliated party, other than pursuant to or contemporaneous with the licensing, sale or other transfer of technology from or by the Corporation to or from such party, and (ii) for consideration aggregating at least $3,000,000.

          7.  Protective Provisions.  So long as any shares of Series B
              ---------------------
     Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of more than 80% of the then outstanding shares of such series, voting as a separate class, take any action that:

               (a) alters the rights, preferences or privileges of such series;

               (b) increases the number of authorized shares of Series B Preferred Stock or creates any new class or series of shares that has a preference over or is parri passu with such series with respect to dividends or liquidation preference or has voting rights more favorable than one vote per share on an as converted basis; provided, however, that the Corporation may increase the number of authorized Series B Preferred Stock and/or create any new class or series of shares that is parri passu with the Series B Preferred Stock, so long as the aggregate purchase price of the shares of all such series and classes of stock so issued does not exceed $10,000,000 and the number of authorized shares of Series B Preferred Stock does not exceed 875,000;

               (c) reclassifies stock into shares having a preference over or parri passu with such series with respect to dividends or liquidation preference (unless such stock was senior to the Series B Preferred Stock prior to such reclassification) or having voting rights more favorable than one vote per share on an as converted basis; or

               (d) repurchases, redeems or retires any shares of capital stock of the Corporation other than (i) shares of Common Stock held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services; (ii) pursuant to the exercise of a contractual right of first refusal held by the Corporation; (iii) pursuant to other existing contractual rights to repurchase shares of capital stock of the Corporation; or
          (iv) in connection with cashless exercises of options and warrants.

          IN WITNESS WHEREOF, Hyseq, Inc. has caused the Certificate to be signed by _________________________, this 29th day of May, 1997.

                              HYSEQ, INC.


                              By: /s/ LEWIS S. GRUBER
                                 ----------------------------------------------
                                 Lewis S. Gruber, President and Chief Executive Officer

                              ATTEST:

                                 /s/  JAMES N. FLETCHER
                                 ----------------------------------------------
                                 James N. Fletcher, Secretary



STATE OF ILLINOIS   )
                    )    SS:
COUNTY OF COOK      )


     On May 29, 1997, personally appeared before me, a Notary Public, Lewis S. Gruber and James N. Fletcher who acknowledged that they executed the above instrument.

                                 /s/ KRISTINE A. HEMLOCK
                                 ----------------------------------------------
                                         Signature of Notary

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